EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 1, 2017 relating to the balance sheet of Aspen Mortgage Fund II, LLC as of December 31, 2016, and the related statements of operations, changes in members’ capital, and cash flows for the period from inception to December 31, 2016, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

San Jose, CA

August 2, 2017